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                                                               November 11, 1999

Vertex Communications Corporation
2600 N. Longview Street
Kilgore, Texas 75662

Attention: Board of Directors

Gentlemen:

    You have advised Frost Securities, Inc. ("FSI") that TriPoint Global Communications ("TriPoint") has proposed to acquire 100% of the outstanding common stock of Vertex Communications Corporation, ("Vertex" or the "Company") at $22.00 for each share of Vertex common stock (the "Transaction"). You have requested that FSI issue an opinion ("Opinion") as to the fairness, from a financial point of view, to the common stockholders of Vertex of the consideration to be received in the Transaction.

    In arriving at our Opinion we have, among other things:

        1. Reviewed the Agreement and Plan of Merger Among TriPoint and Vertex dated November 11, 1999 (the "Agreement");

        2. Reviewed Vertex's Annual Reports and Form 10-K reports for the fiscal years ended September 30, 1997 and September 30, 1998;

        3. Reviewed Vertex's Form 10-Q reports for the quarters ended July 2, 1999, April 2, 1999, January 1, 1999, July 3, 1998, April 3, 1998 and
    January 2, 1998;

        4. Reviewed other publicly available documents filed with the U.S. Securities and Exchange Commission by Vertex;

        5. Discussed with management of Vertex the outlook for future operating results, the assets and liabilities of Vertex, material in the foregoing documents, and other matters we considered relevant to our inquiry; and

        6. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances.

    In connection with our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects, and
(ii) not made an independent evaluation or appraisal of the specific assets of the Company, nor have we been furnished with any such independent evaluations or appraisals.

    Our Opinion is necessarily based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us.

    This letter shall be for the use of the Board of Directors of the Company in considering the Transaction. The Company may not publish or refer to this letter (either in its entirety or through excerpt or summaries) or disclose the existence of our engagement hereunder or describe or characterize the advice provided by us without the prior approval of FSI, which approval shall not be
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unreasonably withheld. It is expressly understood that this letter may be included in certain regulatory filings, including any proxy statement to be mailed to the stockholders of the Company in connection with the Transaction, or as otherwise required by law, rule or regulation of any governmental authority or the rules of the New York Stock Exchange and that such approval hereby is provided subject to FSI's prior review of disclosures relating to FSI's engagement and the letter.

    As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings and mergers and acquisitions. In the ordinary course of business, FSI and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our Opinion that, on the date hereof, the proposed consideration of $22.00 per share to be received pursuant to the Transaction is fair to the common stockholders of Vertex from a financial point of view.

                                          Very truly yours,

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                                          FROST SECURITIES, INC.

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